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N E W S  R E L E A S E

For Immediate Release

3445 Peachtree Road, NE
Suite 1400
Atlanta, Georgia 30326

www.synavant.com

404-841-4000 [p]
404-841-5110 [f]

Contact:	Mary Stuart Media Relations (404) 841-4142	Emma González Investor Relations (404) 841-4130

SYNAVANT CHIEF FINANCIAL OFFICER CRAIG KUSSMAN RESIGNS

ATLANTA, GA, November 8, 2001—SYNAVANT Inc. (Nasdaq:SNVT), the global pioneer of Pharmaceutical Relationship Management (PRM) solutions for the biopharmaceutical and healthcare industries, today confirmed that Craig Kussman, Executive Vice President, Chief Financial Officer and Chief Administrative Officer has resigned from SYNAVANT and has accepted a position with a public company in Southern California.

Clifford A. Farren Jr, currently SYNAVANT's Vice President Finance and Controller has been appointed Acting Chief Financial Officer, with immediate effect. For the past 15 months, Farren has worked closely with Kussman, shaping SYNAVANT's business and restructuring plans.

"While Craig's departure is a loss for SYNAVANT, we have a capable finance team in place to take the reins and implement our 2002 business plans, to which Craig has been a major contributor. With Cliff Farren's strong operational experience and financial leadership, I am confident we will continue the progress we have made toward achieving break-even or positive EBITDA in the fourth quarter," commented Wayne P.Yetter, SYNAVANT's chairman and chief executive officer. "Craig has been a key member of SYNAVANT's leadership team and I thank him for his outstanding financial leadership and firm commitment to establishing SYNAVANT as a successful, profitable, independent company, and for the many personal sacrifices he made during his tenure as CFO," Yetter said.

Prior to his current role in SYNAVANT, Farren was Chief Financial Officer for IMS HEALTH Strategic Technologies. Previously, he served as Vice President Finance, Commercial Operations at IMS HEALTH where he was instrumental in exceeding the company's revenue and profit targets during his five-year tenure. Preceding his role at IMS HEALTH in 1995, Farren held various audit, financial analysis and management positions at the Dun & Bradstreet Corporation where he was responsible for various line and staff assignments both domestically and internationally.

About SYNAVANT

SYNAVANT Inc. guides biopharmaceutical and healthcare companies globally to greater business success by accelerating the adoption of advances in healthcare around the world. SYNAVANT accomplishes this by designing, building and supporting a wide range of knowledge-based solution sets, that bring together leading-edge technology, proven data management competence, a full range of specialist services and over 30 years of healthcare expertise. Its comprehensive, global solutions include Pharmaceutical Relationship Management (PRM) and eBusiness applications, interactive marketing, server and database management, dedicated local helpline support, training, telemarketing, sample management, and product-recall services. SYNAVANT Inc. is the company formed by the spin-off of the Strategic Technologies and Clark-O'Neill units from IMS HEALTH. SYNAVANT is headquartered in Atlanta, GA, USA and has offices in 23 countries.

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SYNAVANT CHIEF FINANCIAL OFFICER CRAIG KUSSMAN RESIGNS